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                         CONSENT OF INDEPENDENT AUDITORS


The Board of Directors
Cathay Bancorp, Inc.:

We consent to incorporation by reference in the registration statement (No. 033-33767) on Form S-3 of Cathay Bancorp, Inc. of our report dated January 15, 1999 relating to the consolidated statements of condition of Cathay Bancorp, Inc. and subsidiary as of December 31, 1998 and 1997, and the related consolidated statements of income and comprehensive income, changes in stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1998, which report appears in the December 31, 1998 annual report on Form 10-K of Cathay Bancorp, Inc.



                                                  KPMG LLP



Los Angeles, California
March 26, 1999







                                  Exhibit 23.1